Exhibit 99.1
Tesoro Corporation Reports Third Quarter Results

•	Net income of $2.39 per diluted share

•	Refinery utilization at 92%

•	Announced nearly 25% increase in retail stations

•	Reduced total debt to total capitalization to 28%

•	Reduced outstanding Tesoro share count by 4.7 million shares

SAN ANTONIO - November 2, 2011 - Tesoro Corporation (NYSE:TSO) today reported third quarter 2011 net income of $345 million, or $2.39 per diluted share compared to net income of $56 million, or $0.39 per diluted share for the third quarter of 2010.

“We are pleased with the exceptional third quarter results. This marks the highest quarterly earnings since the second quarter of 2007, when the Tesoro Index was $24 per barrel (/bbl), more than $10/bbl higher than this quarter,” said Greg Goff, President and CEO.

For the third quarter, the Company recorded segment operating income of $622 million, compared to segment operating income of $201 million in the third quarter of 2010, excluding one-time pre-tax expenses of $23 million associated with the Anacortes refinery outage. The year-over-year operating income improvement was driven by higher refinery utilization and capturing a significant crude cost advantage and improved margin environment.

For the third quarter, the Tesoro Index of $13.33/bbl gained more than $3/bbl from a year ago. Feedstock cost advantage, particularly in the mid-continent, drove the benchmark index higher during the quarter. West Coast benchmark diesel crack spreads were up over $1/bbl relative to last year, while gasoline crack spreads lost more than $6/bbl. U.S. exports of distillates and continued demand growth in Asia and Latin America provided support to distillate crack spreads during the quarter. High unemployment and a year-over-year increase in retail street prices, however, tempered gasoline demand. The Company captured a gross margin of $18.43/bbl.

The Company's strong margin performance relative to the Tesoro Index was driven by capturing an advantaged crude oil cost relative to benchmark grades of crude oil and delivering reliable refining operations. On the West Coast, discounts for foreign heavy crude oil relative to domestic alternatives widened year-over-year. In the mid-continent region, crude oil priced off of West Texas Intermediate (WTI) traded at a discount to Light Louisiana Sweet (LLS). Total throughput in the quarter was 609 thousand barrels per day (mbpd) or 92% of total crude oil capacity, the highest level in three years. The improvement from 578 mbpd or 87% of capacity in the second quarter of this year marks another sequential increase in refinery utilization rates. Sustaining higher utilization rates is a key priority for the Company.

Direct manufacturing costs in the third quarter averaged $4.57/bbl, down $0.66/bbl relative to the second quarter of 2011, excluding the benefit of $5 million in property damage insurance proceeds.

“We continued to improve refinery utilization and delivered the lowest quarterly manufacturing cost per barrel in four years. We made progress on our high-return capital program and announced two additional refinery projects that leverage regional feedstock advantages and improve refinery yields. We also announced the addition of approximately 290 retail stations to our existing portfolio, strengthening our refining and marketing integration by about 12%,” said Goff.

Retail fuel sales volumes were up 16% year-over-year reflecting growth in the Company's branded jobber and dealer business. Same store fuel sales during the quarter were up nearly 1% on a year-over-year basis, a significant improvement relative to the second quarter of this year. Retail operating income was $22 million, down $10 million from a year ago driven by lower fuel margins.

Corporate and unallocated costs, net of $3 million of corporate depreciation and excluding a $17 million non-cash stock-based compensation credit primarily associated with stock appreciation rights, were $39 million in the third quarter. This exceeds prior guidance due primarily to an incentive-based compensation accrual made during the quarter.

Refining and Marketing Integration
On September 8, 2011, Tesoro announced that it will add approximately 290 retail stations to its existing portfolio of nearly 1,200 stations, an increase of about 25%, through separate purchase and lease agreements with SUPERVALU, Inc. (NYSE: SVU) and Thrifty Oil Co., respectively.

"The combined purchase and lease of these stations increases our refining and marketing integration from about 35% to about 47%, adding profitable and secure outlets for our refined products," said Goff.

Tesoro has agreed to acquire from SUPERVALU, Inc. 50 Albertson's Fuel Express stations for $34 million, and plans to invest an incremental $5 million in branding capital. These stations are located in Washington, Oregon, California, Nevada, Idaho, Utah and Wyoming with total fuel sales of more than 5 mbpd. Tesoro expects to complete the transaction early in 2012.

Separately, Tesoro has agreed to lease from Thrifty Oil Co. approximately 240 retail stations located primarily in southern California for an initial term of 10 years, and expects to invest $28 million in branding capital. These stations have total fuel sales of 25 - 30 mbpd. Tesoro will take possession of the stations in a phased process, with approximately 190 stations online in 2012 and the balance of approximately 50 stations in 2014.

The majority of both the purchased and leased stations will be marketed under Tesoro's existing brands.

Capital Spending and Liquidity
Capital spending for the third quarter was $86 million and turnaround spending was $17 million. The Company currently anticipates capital spending in 2011 to be approximately $320 million. Expectations for full year 2011 turnaround spending remain at $110 million. The Company ended the third quarter with $1.1 billion in cash on the balance sheet, up more than $500 million from the second quarter of this year, and remained undrawn with $1.0 billion of availability on the Tesoro Corporation revolving credit facility. Tesoro Panama and Tesoro Logistics LP ended the quarter with $20 million and $50 million borrowed, respectively, on their separate revolving credit facilities.

Continued Debt Reduction
During the third quarter, Tesoro retired through open market purchases $84 million in senior notes and reduced total debt to total capitalization to 28%, down three percentage points from the second quarter of 2011. Year-to-date, the Company has reduced outstanding debt by $329 million, or 18%. The Company expects to continue to reduce total leverage, a key strategic priority, and intends to repurchase the remaining 6 ¼% senior notes due in 2012.

Stock-Based Compensation Dilution Management Program
During the third quarter, the Company's Board of Directors approved a program designed to offset the dilutive effect of outstanding and future stock-based compensation awards. The Board authorized, and the Company subsequently executed, the purchase of 4.7 million shares of Tesoro stock to offset the dilutive effect of outstanding stock options and grants. The Board also authorized a program to purchase additional shares in subsequent years to offset the dilutive effect of future stock-based compensation programs.

Analyst and Investor Presentation
The Company will be holding an Analyst and Investor Presentation at the New York Stock Exchange on December 5, 2011 at 2:30 p.m. ET. Because space is limited, reservations will be required to attend and accepted on a first-come, first-serve basis. Interested parties should contact Chris Castro in the Investor Relations department via email at christopher.a.castro@tsocorp.com or phone by calling (210) 626-7202. Reservations will be accepted until close of business on Wednesday, November 30, 2011.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CDT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding third quarter 2011 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, timing around expected retail transactions and our expectations about capital spending. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Mike Marcy, Manager, External Affairs, (210) 626-4697

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$8,101	$5,320	$22,590	$15,070
Costs and Expenses:
Cost of sales	6,980	4,647	19,700	13,386
Operating expenses	374	375	1,117	1,096
Selling, general and administrative expenses	44	56	166	165
Depreciation and amortization expense	103	106	312	314
Loss on asset disposals and impairments (a)	3	7	60	39
Operating Income (b)	597	129	1,235	70

Interest and financing costs (c)	(38)	(40)	(141)	(114)
Interest income and other	3	4	3	4
Foreign currency exchange gain (loss)	—	1	(1)	2
Earnings (Loss) Before Income Taxes	562	94	1,096	(38)
Income tax expense (benefit)	210	38	415	(6)
Net Earnings (Loss)	352	56	681	(32)
Less net income attributable to noncontrolling interest	7	—	11	—
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$345	$56	$670	$(32)

Net Earnings (Loss) Per Share:
Basic	$2.42	$0.40	$4.71	$(0.23)
Diluted (d)	$2.39	$0.39	$4.65	$(0.23)

Weighted Average Common Shares:
Basic	142.5	140.9	142.3	140.3
Diluted (d)	144.1	142.0	144.2	140.3
____________________________

(a)
Includes impairment charges related to a change in scope of a capital project at our Los Angeles refinery of $48 million and $20 million for the nine months ended September 30, 2011 and September 30, 2010, respectively. Loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel.

(b)
Includes a $48 million gain for the nine months ended September 30, 2010, from the elimination of postretirement life insurance benefits for current and future retirees, of which $36 million and $3 million are included in the refining and retail segments, respectively. Also, includes the insurance recoveries related to the April 2, 2010 incident at the Washington refinery of $37 million for the nine months ended September 30, 2011.

(c) Includes a charge of $13 million to write-off the remaining unamortized discount associated with the early redemption of the Junior Subordinated Notes due 2012 for the nine months ended September 30, 2011.
(d) The assumed conversion of common stock equivalents produced anti-dilutive results for the nine months ended September 30, 2010 and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Income (Loss)
Refining (a)	$600	$146	$1,302	$127
Retail	22	32	62	86
Total Segment Operating Income	622	178	1,364	213
Corporate and unallocated costs	(25)	(49)	(129)	(143)
Operating Income (b)	597	129	1,235	70
Interest and financing costs (c)	(38)	(40)	(141)	(114)
Interest income and other	3	4	3	4
Foreign currency exchange gain (loss)	—	1	(1)	2
Earnings (Loss) Before Income Taxes	$562	$94	$1,096	$(38)

Depreciation and Amortization Expense
Refining	$91	$92	$276	$270
Retail	9	10	28	30
Corporate	3	4	8	14
Depreciation and Amortization Expense	$103	$106	$312	$314

Capital Expenditures
Refining	$69	$67	$162	$207
Retail	13	8	20	12
Corporate	4	—	9	—
Capital Expenditures	$86	$75	$191	$219

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$1,135	$648
Total Assets	$9,902	$8,732
Total Debt	$1,604	$1,995
Total Stockholders' Equity	$4,105	$3,215
Total Debt to Capitalization Ratio	28%	38%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
REFINING SEGMENT	2011	2010	2011	2010
Total Refining Segment
Throughput (thousand barrels ("bbls") per day)
Heavy crude (e)	188	191	178	184
Light crude	386	251	369	259
Other feedstocks	35	30	36	29
Total Throughput	609	472	583	472

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	293	238	286	231
Jet fuel	82	63	79	66
Diesel fuel	144	104	134	100
Heavy oils, residual products, internally produced fuel and other	123	95	116	103
Total Yield	642	500	615	500

Gross refining margin ($/throughput bbl) (f)	$18.43	$13.28	$16.53	$10.87
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$4.57	$6.14	$4.96	$5.94
Segment Operating Income ($ millions)
Gross refining margin (g)	$1,034	$577	$2,631	$1,402
Expenses
Manufacturing Costs	256	266	789	766
Other operating expenses	69	60	176	182
Selling, general and administrative expenses	16	6	32	22
Depreciation and amortization expense (h)	91	92	276	270
Loss on asset disposal and impairments (a)	2	7	56	35
Segment Operating Income (b)	$600	$146	$1,302	$127

Refined Product Sales (thousand bbls per day) (i)
Gasoline and gasoline blendstocks	355	294	341	285
Jet fuel	94	92	90	93
Diesel fuel	152	131	140	114
Heavy oils, residual products and other	86	72	82	75
Total Refined Product Sales	687	589	653	567

Refined Product Sales Margin ($/bbl) (i)
Average sales price	$122.78	$88.81	$121.82	$88.95
Average costs of sales	109.13	78.95	108.93	81.20
Refined Product Sales Margin	$13.65	$9.86	$12.89	$7.75

___________________________

(e)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(f)
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenue less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate manufacturing costs per barrel; different companies may calculate it in different ways. We calculate manufacturing costs per barrel by dividing manufacturing costs by total refining throughput. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

(g)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $1 million and $4 million for the three and nine months ended September 30, 2011, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(h)
Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.55 and $2.01 for the three months ended September 30, 2011 and 2010, respectively, and $1.66 and $1.98 for the nine months ended September 30, 2011 and 2010, respectively.

(i)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. The total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Refining By Region	2011	2010	2011	2010
California (Golden Eagle and Los Angeles)
Throughput (thousand bbls per day) (j)
Heavy crude (e)	172	175	162	164
Light crude	50	44	55	40
Other feedstocks	25	22	24	19
Total Throughput	247	241	241	223

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	136	141	134	127
Jet fuel	18	20	20	19
Diesel fuel	70	56	62	53
Heavy oils, residual products, internally produced fuel and other	45	47	46	46
Total Yield	269	264	262	245

Gross refining margin	$338	$305	$1,033	$730
Gross refining margin ($/throughput bbl) (f)	$14.90	$13.74	$15.71	$11.97
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$6.51	$7.02	$6.95	$7.53
Capital expenditures	$35	$25	$75	$93

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (j)
Heavy crude (e)	4	—	4	1
Light crude	159	61	146	83
Other feedstocks	6	3	8	6
Total Throughput	169	64	158	90

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	70	18	68	32
Jet fuel	34	20	31	24
Diesel fuel	28	8	27	11
Heavy oils, residual products, internally produced fuel and other	42	18	37	25
Total Yield	174	64	163	92

Gross refining margin	$234	$68	$617	$230
Gross refining margin ($/throughput bbl) (f)	$14.99	$11.68	$14.32	$9.40
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$3.32	$10.23	$3.44	$6.27
Capital expenditures	$13	$30	$38	$63

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Mid-Pacific (Hawaii)
Throughput (thousand bbls per day) (j)
Heavy crude (e)	12	16	12	19
Light crude	62	37	58	43
Total Throughput	74	53	70	62

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	19	13	18	15
Jet fuel	19	12	18	14
Diesel fuel	13	10	13	11
Heavy oils, residual products, internally produced fuel and other	25	19	23	23
Total Yield	76	54	72	63

Gross refining margin	$93	$25	$134	$58
Gross refining margin ($/throughput bbl) (f)	$13.58	$5.00	$6.97	$3.39
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$2.93	$3.93	$3.83	$3.16
Capital expenditures	$3	$3	$8	$8

Mid-Continent (North Dakota and Utah)
Throughput (thousand bbls per day) (j)
Light crude	115	109	110	93
Other feedstocks	4	5	4	4
Total Throughput	119	114	114	97

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	68	66	66	57
Jet fuel	11	11	10	9
Diesel fuel	33	30	32	25
Heavy oils, residual products, internally produced fuel and other	11	11	10	9
Total Yield	123	118	118	100

Gross refining margin	$368	$179	$843	$384
Gross refining margin ($/throughput bbl) (f)	$33.51	$17.16	$27.02	$14.52
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$3.33	$3.04	$3.57	$3.78
Capital expenditures	$18	$9	$41	$43
_______________________

(j)
We experienced reduced throughput due to scheduled turnarounds at our Golden Eagle refinery during the 2011 second quarter, at our Golden Eagle and Utah refineries during the 2010 first quarter, our North Dakota refinery during the 2010 second quarter, and our Hawaii refinery during the 2010 third quarter. We temporarily shut-down processing at the Washington refinery subsequent to the incident in April 2010, and resumed operations at planned rates in November 2010.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Retail Segment	2011	2010	2011	2010
Number of Stations (end of period)
Company-operated	376	382	376	382
Branded jobber/dealer (k)	807	497	807	497
Total Stations	1,183	879	1,183	879

Average Stations (during period)
Company-operated	376	383	378	384
Branded jobber/dealer (k)	810	497	773	499
Total Average Retail Stations	1,186	880	1,151	883

Fuel Sales (millions of gallons) (l)
Company-operated	191	191	548	555
Branded jobber/dealer (k)	217	160	594	445
Total Fuel Sales	408	351	1,142	1,000

Fuel margin ($/gallon) (m)	$0.16	$0.22	$0.18	$0.22
Merchandise Sales ($ millions)	$55	$54	$153	$152
Merchandise Margin ($ millions)	$15	$14	$40	$40
Merchandise Margin %	27%	26%	26%	26%

Segment Operating Income ($ millions)
Gross Margins
Fuel (m)	$67	$76	$201	$223
Merchandise and other non-fuel margin	20	20	58	59
Total Gross Margins	87	96	259	282
Expenses
Operating expenses	50	49	152	148
Selling, general and administrative expenses	5	5	13	14
Depreciation and amortization expense	9	10	28	30
Loss on asset disposals and impairments	1	—	4	4
Segment Operating Income (b)	$22	$32	$62	$86
___________________________

(k)	Reflects the phased expansion of our branded marketing presence through the addition of approximately 300 wholesale supply contracts predominantly in the mid-continent region during 2011.

(l)
We have reclassified fuel sales volumes associated with retail stations where Tesoro delivers the fuel, but the sites are owned and operated by independent dealers from "Company-operated" to "Branded jobber/dealer" to conform to the current presentation. The fuel sales volumes related to these stations were 80 million and 234 million gallons for the three and nine months ended September 30, 2010, respectively.

(m)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin per gallon includes the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER US GAAP
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net Earnings (Loss)	$345	$56	$670	$(32)
Add: (Less) income tax expense (benefit)	210	38	415	(6)
Add: interest and financing costs	38	40	141	114
Less: interest income	(2)	(2)	(2)	(2)
Add: depreciation and amortization expense	103	106	312	314
Earnings before Interest, Income Taxes, Depreciation and Amortization Expense (EBITDA) (n)	$694	$238	$1,536	$388

SEGMENT OPERATING INCOME ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010
Total Segment Operating Income	$622	$178
Special Items, before-tax:
Washington refinery incident (o)	—	23
Segment Operating Income Adjusted for Special Items	$622	$201

MANUFACTURING COSTS PER BARREL ADJUSTED FOR SPECIAL ITEMS
(Unaudited)

	Three Months Ended September 30, 2011	Three Months Ended June 30, 2011
Manufacturing Costs (in millions)	$256	$269
Special Items:
Property damage insurance recoveries (p)	—	5
Adjusted Manufacturing Costs	$256	$274

Total Throughput (thousand bbls per day)	609	578

Manufacturing Costs Per Barrel	$4.57	$5.13
Special Items Per Barrel:
Property damage insurance recoveries (p)	—	0.10
Adjusted Manufacturing Costs Per Barrel	$4.57	$5.23

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

Three Months Ended September 30, 2010
Net Earnings - U.S. GAAP	$56
Special Items, After-tax:
Washington refinery incident (o)	15
Corporate headquarters' office space sublease charge (q)	2
Net Earnings Adjusted for Special Items	$73

Net Diluted Earnings Per Share - U.S. GAAP	$0.39
Special Items Per Share, After-tax:
Washington refinery incident (o)	0.11
Corporate headquarters' office space sublease charge (q)	0.01
Net Diluted Earnings Per Share Adjusted for Special Items	$0.51

Note: The special items present information that the Company believes is useful to investors. The Company believes that special items are not indicative of its core operations.
____________

(n)
EBITDA represents earnings before interest and financing costs, interest income, income taxes, and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America. EBITDA may not be comparable to similarly titled measures used by other entities.

(o)
Costs at the Washington refinery during the three months ended September 30, 2010 include $12 million directly related to the April 2, 2010, incident and $11 million for maintenance work performed while the refinery was shut down. The after-tax impact of the total costs at the Washington refinery was $15 million for the three months ended September 30, 2010.

(p) Property insurance recoveries related to the April 2, 2010 incident at the Washington refinery of $5 million were collected during the three months ended June 30, 2011. The manufacturing cost per barrel impact of the property damage insurance recoveries is $0.10 ($/throughput bbl) for the three months ended June 30, 2011. This is calculated as property damage insurance recoveries divided by total refining throughput for the period.

(q)	Represents the after-tax impact of a $4 million one-time charge related to the sublease of office space at our Corporate headquarters for the three months ended September 30, 2010.